Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Charles C. Van Vleet, Jr.
Interim President and Chief Executive Officer
(315) 287-2600

GOUVERNEUR BANCORP, INC.

ANNOUNCES APPOINTMENT OF NEW

PRESIDENT AND CHIEF EXECUTIVE OFFICER

Gouverneur, New York, August 12, 2025 — Gouverneur Bancorp, Inc. (OTCQB Marketplace: GOVB) (the “Company”), the holding company for Gouverneur Savings and Loan Association (the “Bank”), announced today that the Board of Directors of the Company and the Bank has appointed Stephen M. Jefferies as the President and Chief Executive Officer of the Company and the Bank, and as a member of the Board of Directors of the Company and the Bank, effective as of September 2, 2025.

Mr. Jefferies has served as President and Chief Executive Officer of Community Bank & Trust, located in LaGrange, Georgia, from March 2022 to April 2025. Prior to that time, Mr. Jefferies was the Chief Lending Officer at U.S. Eagle Federal Credit Union, located in Albuquerque, New Mexico, from April 2017 to March 2022. Mr. Jefferies also served as Senior Vice President and Chief Lending Officer of Flagship Community Bank, located in Clearwater, Florida, from June 2005 to April 2017, and in various roles at other financial institutions from July 1986 to June 2005.

“Steve brings nearly 40 years of experience in the banking industry, and a proven track record of financial leadership, and we are excited to welcome him as our next President and Chief Executive Officer,” said Clara P. Cummings, Chair of the Board of Directors. Mr. Jefferies added, “I am honored to assume the role of President and Chief Executive Officer and for the opportunity to lead an exceptional management team and work with, and for, our employees and stockholders going forward.”

Concurrent with the appointment of Mr. Jefferies as President and Chief Executive Officer of the Company and the Bank, Charles C. Van Vleet, Jr. notified the Board of Directors that he will retire as Interim President and Chief Executive Officer of the Company and the Bank, effective as of September 2, 2025. Mr. Van Vleet currently intends to remain with the Company and the Bank through December 31, 2025, or such other date as is mutually determined by Mr. Van Vleet and the Company, and will work closely with Mr. Jefferies during the transition period.

“On behalf of the entire Board of Directors and executive management team, I also extend my deepest gratitude and appreciation to Chuck Van Vleet for his three decades of dedicated service to the Bank. Chuck’s leadership and expertise have been instrumental to the success of the Company and the Bank and we wish him all the best on his well-deserved retirement,” Ms. Cummings continued.

About Gouverneur Bancorp, Inc.

Gouverneur Bancorp, Inc. is the holding company for Gouverneur Savings and Loan Association, which is a New York chartered savings and loan association founded in 1892 that offers deposit and loan services for businesses, families and individuals. At June 30, 2025, the Company had total assets of $196.7 million, total deposits of $159.4 million and total stockholders’ equity of $31.4 million.

Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, among others, the following: changes in interest rates; national and regional economic conditions; legislative and regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the size, quality and composition of the loan or investment portfolios; demand for loan products; deposit flows and our ability to effectively manage liquidity; competition; demand for financial services in our market area; changes in real estate market values in our market area; changes in relevant accounting principles and guidelines; our ability to attract and retain key employees; our ability to maintain the security of our data processing and information technology systems; and that the Company may not be successful in the implementation of its business strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended September 30, 2024 and other reports the Company files with the SEC, which are available through the SEC’s EDGAR website located at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.